Exhibit 10.71

Land Mortgage Loan Contract

Party A (Lender): Shijiazhuang Zhongbo Automobile Co., Ltd. (hereinafter referred to as "Party A")

Party B (Borrower): Northern Altair Nanotechnologies Co., Ltd. (hereinafter referred to as "Party B")

I. Party A borrows RMB 33,600,000.00 from Party B (In capital: RMB Thirty Three Million Six Hundred Thousand Only) on September 1, 2015. The loan term is 2 years, from September 30, 2015 to September 29, 2017. The interest rate is subject to Hua Xia Bank Co., Ltd. Shijiazhuang Huai'an Road Sub-branch, Party B shall pay the interest rate of current month before 20th of each month. The interest is settled by month.

II. Party B agrees to make mortgage loans for Hua Xia Bank Co., Ltd. Shijiazhuang Huai'an Road Sub-branch with land use right of Northern Altair Nanotechnologies Co., Ltd., and the certificate No. of land use right is: WGY (2014) No. 036, with the area of 40,000 square meters; WGY (2014) No. 037, with the area of 34,685.20 square meters. Both Parties shall completely handle mortgage registration procedures within 5 days from the day the agreement is signed and Party B shall assume the registration fees.

III. In the event of Party B fails to repay Party A the loan and interest agreed in the agreement when the repayment term stipulated in the main contract is due, Party A shall be entitled to dispose Party B's mortgaged property in a manner prescribed by law.

Should the money obtained by Party A's disposal of mortgage is insufficient to repay principal and interest of the loan, Party A shall have the right to claim for Party B separately.

IV. Such mortgage is irrevocable, if Party B fails to repay the loan from Party A or it couldn't pay the interest as scheduled. Party B shall voluntarily waive the right of defense, right of action, arbitration right and voluntarily accepts the compulsory execution from the People's Court with jurisdiction. This is Party B's true statement and commitment.

V. This Contract shall come into effect from the day it is signed by both parties. Should it is necessary for Party B to sell off, transfer, donate, resell, mortgage asset since the contract comes into effect, Party B shall do such after it has paid off the loan from Party A.

VI. Within the mortgage contract term, any damage to Party B's mortgaged property caused by its improper safekeeping, Party A shall be entitled to require Party B to recover the original status of the mortgaged property or require Party B to provide another mortgaged property approved by Party A.

VII. The action is invalid, if Party B arbitrarily disposes of mortgaged property without abiding by agreement stipulated in this contract. Party A shall have the right to require Party B to recover its original status and withdraw the loan under the contract in advance and claim for 10% of the loan amount as liquidated damages from Party B.

VIII. In the event of Party B conceals situations of mortgaged property such as it is co-owned, disputed, sealed off, detained or it has been mortgaged, which cause economic loss to Party A, it shall compensate to Party A and also compensate 10% of the loan amount under the main contract as liquidated damages.

IX. As for outstanding matters of this Contract, both parties may sign a supplementary agreement.

X. After this Contract takes effect, neither party shall alter or make rescission of contract.

XI. This Contract is in quadruplicate with Party A and Party B holding two respectively.

Party A: Shijiazhuang Zhongbo Automobile Co., Ltd.	Party B: Northern Altair Nanotechnologies Co., Ltd.

Legal representative (or authorized representative): Shijiazhuang Zhongbo Automobile Co., Ltd. (Seal)	Legal representative (or authorized representative): Northern Altair Nanotechnologies Co., Ltd. (Sealed)

August 5, 2015	August 5, 2015

Place of contract signing: Wuan City, Hebei Province